EXHIBIT 1

IDENTIFICATION OF MEMBERS OF THE GROUP

The members of the group filing the statement on Schedule 13G with respect to the Ordinary Shares, nominal value £0.002 per share, of Immunocore Holdings plc, dated as of February 18, 2022, of which this Exhibit 1 is a part, are as follows:

Ian Michael Laing

Caroline Elizabeth Laing